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                                                                  Exhibit 99.1

CALYPTE BIOMEDICAL ANNOUNCES SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

ALAMEDA, CA., July 31, 2003 --PRNewswire-FirstCall -- Calypte Biomedical Corporation (OTC Bulletin Board: CYPT), the developer and marketer of the only two FDA approved HIV-1 antibody tests for use with urine samples, today announced financial results for the second quarter and six-months ended June 30, 2003.

Revenues for the quarter totaled $749,000, versus revenues of $1.2 million for the comparable period in 2002 and $784,000 for the previous quarter ended March 31, 2003. The net loss attributable to common stockholders for the quarter was $8.0 million, or $0.72 per common share, compared to a net loss of $5.0 million, or $2.55 per common share for the three months ended June 30, 2002. The net loss for the second quarter of 2003 and 2002 included $4.4 million and $3.1 million, respectively, in non-cash charges that were primarily related to the grants of common stock and options and warrants as compensation for services and non-cash interest expense related primarily to the accounting for Calypte's convertible debt financing instruments.

For the six months ended June 30, 2003, revenues totaled $1.5 million, versus revenues of $2.4 million for the same period last year. The net loss attributable to common stockholders was $14.3 million, or $1.70 per common share, compared to a net loss of $5.6 million, or $3.41 per common share for the six months ended June 30, 2002. The net loss for the six months ended June 30, 2003 and 2002 included $8.3 million and $3.3 million, respectively, in non-cash charges that were primarily related to the grants of common stock and options and warrants as compensation for services and non-cash interest expense related primarily to the accounting for Calypte's convertible debt financing instruments. In 2002, there were also $1.3 million in credits related to a non-cash gain on settlement of debt.

"Calypte continues to move ahead as we aggressively execute our business plan," stated Tony Cataldo, Calypte's Executive Chairman. "This quarter was an eventful time for the Company. We have recently announced an expanding distribution agreement in the Middle East and named a second distributor serving the large Chinese market. We appointed Dr. Richard George and Dr. Ron Mink to head our Rapid HIV business. Also, the FDA authorized use of our HIV-1 serum Western Blot as a supplemental test for existing HIV rapid products and we named a new president and chief operating officer to our management team."

Commenting on his tenure with Calypte since his appointment at the beginning of June, Mr. Oyakawa, Calypte's President and Chief Operating Officer stated, "My number one priority, to transition this company into a sales and marketing mode, will become evident in the next several months. I have personally met with all of our larger US customers and, as part of restructuring our direct sales force, will reorganize this effort to take advantage of our partners' skills. We also have the potential for several significant orders now that the federal government has given AIDS the priority it deserves. Africa is a prime area where there is both need and now, government funding. I expect our urine-based rapid screening test to enter such international markets within the next several months. My goal is to see Calypte become a significant player in the global marketplace."


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"Further," Mr. Oyakawa continued, "while we focus on adding new business, we have already achieved significant reductions in our burn rate of approximately $2 million per year annualized. This, coupled with our capital financing as announced separately today, will allow us to begin implementing the consolidation of our manufacturing facilities in Rockville to further reduce overhead."



Calypte management will host a conference call today to discuss and answer questions regarding the Company's second quarter financial results as well as provide an update on the Company's current activities at 11:00 a.m. Eastern Time.

The call can be accessed in the U.S. by dialing 877-407-8035 and outside of the U.S. by dialing 201-689-8035, and asking the conference operator for the Calypte Conference Call. The conference call will also be Web cast live at http://www.vcall.com/CEPage.asp?ID=84351. An audio replay of the call will be available for 24 hours, beginning approximately 1 hour after the conference call ends, by dialing 877-660-6853 in the US, or 201-612-7415 from outside of the U.S. The account code for the playback is 1628 and the conference identification number is 72573. The replay will also be available on www.vcall.com.






                                     -MORE-

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                              FINANCIAL INFORMATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    UNAUDITED


                                                     THREE MONTHS ENDED      SIX MONTHS ENDED
                                                           JUNE 30,               JUNE 30,
                                                   --------------------------------------------
                                                     2003         2002       2003        2002
                                                   --------    --------    --------    --------

 Revenues:

    Product sales                                  $    749    $  1,209    $  1,533    $  2,368


    Cost of product sales                             1,550       1,397       2,965       3,027
                                                   --------    --------    --------    --------
      Gross Margin (Loss) on product sales
                                                       (801)       (188)     (1,432)       (659)

 Other operating expenses:

    Research and development costs                      335         180         649         421

    Selling, general and administrative costs         5,609       2,087       9,619       3,302
                                                   --------    --------    --------    --------


      Total other operating expenses                  5,944       2,267      10,268       3,723
                                                   --------    --------    --------    --------


         Loss from operations                        (6,745)     (2,455)    (11,700)     (4,382)

 Interest expense, net (primarily non-cash for
both periods)                                        (1,258)     (2,491)     (2,772)     (2,537)

 Gain on settlement of debt                               -           -           -       1,319

 Other income, net                                       79          14         207          22
                                                   --------    --------    --------    --------


         Loss before income taxes                    (7,924)     (4,932)    (14,265)     (5,578)


 Income taxes                                             -           -          (2)         (2)
                                                   --------    --------    --------    --------


         Net loss                                    (7,924)     (4,932)    (14,267)     (5,580)

 Less dividends on mandatorily redeemable Series A

    preferred stock                                     (30)        (30)        (60)        (60)
                                                   --------    --------    --------    --------


 Net loss attributable to common stockholders      $ (7,954)   $ (4,962)   $(14,327)   $ (5,640)
                                                   ========    ========    ========    ========

 Net loss per share attributable to common stockholders

    (basic and diluted)                            $  (0.72)   $  (2.55)   $  (1.70)   $  (3.41)
                                                   ========    ========    ========    ========

 Weighted average shares used to compute net
    loss per share attributable to common
   stockholders

    (basic and diluted)                              11,079       1,948       8,432       1,652
                                                   ========    ========    ========    ========


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                         CONSOLIDATED BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                    UNAUDITED
                                                    June 30,   December 31,
                                                      2003        2002
                                                    ---------  ---------------



 Cash and cash equivalents                         $     15    $    147

 Working capital                                     (8,730)     (5,549)

 Total Assets                                         6,046       3,297
 Convertible notes and debentures, net of
discount                                              4,337       2,181

 Other long term liabilities                          2,200           -

 Mandatorily redeemable Series A preferred stock      2,636       2,576

 Total stockholders' deficit                        (11,151)     (7,494)



ABOUT CALYPTE BIOMEDICAL

Calypte Biomedical Corporation, headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot test. The Company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing and access funds from our existing financing arrangements that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.

SOURCE Calypte Biomedical Corporation

CONTACT: Tim Clemensen of Rubenstein Investor Relations, +1-212-843-9337/for Calypte Biomedical, Richard Brounstein, CFO, +1-510-749-5100.

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